Exhibit 99.1

MasterCard Announces New Board Member;

Declares Regular Quarterly Dividend

Jackson Tai Appointed to the MasterCard Board of Directors

Purchase, NY, September 9, 2008 - MasterCard Incorporated (NYSE:MA) today announced the election of Jackson Tai to its Board of Directors, effective immediately. With this appointment, the MasterCard Board of Directors returns to a full complement of nine Class A directors and three directors representing the financial institutions that own MasterCard Class M shares.

“Jackson is an accomplished financial services executive, and his deep knowledge of our industry and global experience, particularly in Asia, will greatly benefit MasterCard,” said Richard Haythornthwaite, chairman of the MasterCard Board of Directors. “I look forward to working with Jackson and the entire Board to ensure that MasterCard continues to meet our commitments to our customers and shareholders as we make electronic payments easier, more secure and efficient for everyone involved.”

Jackson Tai, 58, joins the MasterCard board as a Class M director. He is the former Vice Chairman and CEO of DBS Group and DBS Bank Ltd., having served as CEO from June 2002 until December 2007. Mr. Tai joined DBS Group in July 1999 as Chief Financial Officer, and subsequently served as President and Chief Operating Officer until his appointment as CEO. Prior to joining DBS Group, Mr. Tai was a Managing Director in the Investment Banking Division at J.P. Morgan & Co. Incorporated, where he served 25 years and held several management positions in New York, Tokyo and San Francisco.

Mr. Tai currently serves as a director on the Board of Directors of Brookstone, Inc., the ING Groep NV Supervisory Board and the Board of Directors of CapitaLand. He is also a member of the Bloomberg Asia Pacific Advisory Board, the Harvard Business School Asia-Pacific Advisory Board and the Harvard China Advisory Group. Mr. Tai also serves as a Trustee of the Asian Art Museum of San Francisco and Rensselaer Polytechnic Institute, and serves as a Governor of the San Francisco Symphony.

MasterCard Declares Regular Quarterly Dividend

The MasterCard Board of Directors today declared a cash dividend of $0.15 per share, payable on November 10, 2008, to holders of record of its Class A common stock and Class B common stock as of October 10, 2008.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial-institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Contacts:

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565